UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
________________

Date of report (Date of earliest event reported):  March 21, 2011

NTN BUZZTIME, INC.
 (Exact name of Registrant as Specified in Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5966 La Place Court
Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 438-7400
(Registrant’s telephone number, including area code)
________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2011, the nominating and corporate governance/compensation committee of our board of directors approved amendment one to the amended and restated employment agreement with our chief executive officer, Michael Bush.  The amended and restated employment agreement previously provided that Mr. Bush is eligible to receive an annual incentive bonus (“Incentive Bonus”) during the term of his employment with the Company. Amendment one of the amended and restated employment agreement which became effective as of March 21, 2011, specifically provides that Mr. Bush is eligible for an Incentive Bonus for 2011 (the “2011 Incentive Bonus”) that will be subject to the terms and conditions of the NTN Buzztime, Inc. Executive Incentive Plan for Eligible Employees of NTN Buzztime, Inc. for Fiscal Year 2011; provided that Mr. Bush’s 2011 Incentive Bonus will be guaranteed at a minimum of $50,000.  Any Incentive Bonus, including the 2011 Incentive Bonus, will be paid to Mr. Bush within thirty days after receipt of the independent auditor’s report on the Company’s annual financial statements for the year in question, but in no event later than March 15 of the year following the year that the Incentive Bonus relates. An Incentive Bonus will not be deemed earned and will not be paid to Mr. Bush unless Mr. Bush is employed by the Company on such payment date and it will be subject to the terms and conditions of the plan document governing the Incentive Bonus for the applicable fiscal year.  Payment of an Incentive Bonus, if any, will be subject to withholdings in accordance with the Company’s standard payroll procedures.

The foregoing description of Mr. Bush’s amendment one to the amended and restated employment agreement is quantified in its entirety by reference to the full text of amendment one to the amended and restated employment agreement, which will be filed with our periodic report for the applicable period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

Date: March 25, 2011	By:	/s/ Kendra Berger
Kendra Berger
Chief Financial Officer